Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Cash Technologies, Inc.

Los Angeles, CA 90015

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-8 of our report dated August 25, 2004, relating to the consolidated financial statements of Cash Technologies, Inc. appearing in the Company’s Annual Report on Form 10-KSB for the fiscal year ended May 31, 2004. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ VASQUEZ & Company, LLP

Los Angeles, California
June 7, 2005